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                                                                   EXHIBIT 10.29

                              EMPLOYMENT AGREEMENT
                              --------------------

Exide Corporation ("Exide") desires to retain the services of Mr. James Diasio, whose experience, knowledge and abilities are valuable to the company, and Mr. Diasio desires to be employed by the company, pursuant to the terms and conditions set forth in this Outline.

        1. DUTIES - Exide will employ Mr. Diasio initially as the Executive Vice President/CFO, with the powers and duties consistent with that position. Mr. Diasio will, during the course of his employment with Exide, perform any additional or different duties and accept election or appointment to other offices or positions as may be specified by Exide. Mr. Diasio will devote his full time and his efforts to the performance of his duties and to the advancement of the interests of Exide.

        2. COMPENSATION - During the first twelve months of his employment with Exide, Exide will pay Mr. Diasio a salary of not less than $280,000.00. Mr. Diasio's salary will be paid in equal installments on the company's regular payroll dates. Mr. Diasio will have the opportunity to earn a bonus of up to 150% of his salary each year, based upon the achievement of performance goals which will be specified by the company. At the end of six months employment and assuming Mr. Diasio's performance is satisfactory, an adjustment of not less than $300,000.00 will be made to his base salary.

            Assuming that Mr. Diasio remains employed with the company, he will be entitled to a one-time bonus of $50,000.00 on the commencement date of 18 months with the company.

        3. EMPLOYEE BENEFITS - Mr. Diasio will be allowed to participate in and receive any and all benefits pursuant to any benefit programs, existing during the term of his employment with Exide, that are generally available to other executives of the company, including, among other things, participation in Exide's executive long-term disability plan and Exide's executive retirement plan. Exide will provide Mr. Diasio with a suitable automobile for business use. In addition, Mr. Diasio will be allowed to participate in all life insurance, hospital, surgical, medical or other group health and accident benefit plans, the company's annual vacation plan, plan, and all incentive, pension, bonus or retirement plans as may be in existence during the term of Mr. Diasio's employment with Exide, and for which Mr. Diasio meets the eligibility requirements.

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        4.  STOCK OPTIONS - On the date of Mr. Diasio's commencement of employment with Exide, he will receive 20,000 options of shares of Exide common stock pursuant to Exide's 1993 Long Term Incentive Plan, which shall have an exercise price equal to the fair market value of the common stock on the date of the signature of the Employment Agreement which shall vest over a five year period at a rate of 20% per year from the date of the grant. These options shall expire no later than the tenth anniversary of Mr. Diasio's employment commencement date and shall be subject to all of the terms and conditions of the Plan.

        5. TERMINATION - Mr. Diasio's employment with Exide will terminate upon the occurrence of any of the following events (1) Mr. Diasio's death or permanent disability which cannot be reasonably accommodated; (2) Mr. Diasio's discharge for "cause", (3) thirty days after Mr. Diasio submits written notice of his resignation to the company, or (4) thirty days after Exide provides written notice of termination to Mr. Diasio. For the purpose of this Agreement, the term "cause" means: the conviction of a crime involving moral turpitude; conduct lending to bring the company into public disgrace or disrepute; or, substantial failure to perform the duties required of him; but does not mean Exide's disagreement with any lawful action undertaken by Mr. Diasio in the good faith exercise of his business judgment. "Substantial failure to perform the duties required of him" shall not constitute "cause" unless Exide's Audit Committee shall give Mr. Diasio a reasonable notice and period to correct the cause giving rise to such notice prior to termination of employment. Any termination decision shall be subject to the approval of a majority vote of the Exide Audit Committee.

            If Mr. Diasio's employment is terminated for any reason other than reasons (1), (2), or (3) enumerated in paragraph 5 of this Outline, or if Mr. Diasio terminates employment due to a change in his position, duties, responsibilities or status, which is inconsistent with the Executive Vice President/CFO position, duties, responsibilities, or status, or in the event of a "Change in Control", as defined in the attached Exhibit A, he shall receive:
            (1) income protection of $300,000 payable in monthly increments over a 12 month period commencing 30 days after the date of termination:
            (2) continuation of health insurance coverage under Exide's plan for Mr. Diasio and his dependents, if such dependents are eligible and enrolled at the time of his termination, and Mr. Diasio's benefits under the Executive Long-Term Disability Plan for a one-year period;
            (3) payment of unused vacation leave accrued as of the date of termination; (4) an allowance of up to $65,000.00 for outplacement services for Mr. Diasio

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            Payable directly to a firm acceptable to Exide; and (5) payment of all reasonable expenses incurred in relocating. For the purpose of this Outline, "income protection" means protection for Mr. Diasio in the event of unemployment. If Mr. Diasio becomes employed at any time during the 12 month period for a salary equal or greater to his Exide salary at the time of his departure, Exide's income protection payments will cease. If Mr. Diasio becomes employed at any time during the 12 month period, but for a salary of less than his Exide salary at the time of departure, Exide will make up the salary difference for the remainder of the 12 month period.

            Unless specifically addressed above, in the event of Mr. Diasio's resignation, the Audit Committee may, at its discretion, grant him any one or all of the items 1-5 listed above.

            Exide Corporation and Mr. James Diasio agree to the terms set forth in this Outline.

        6. LAW APPLICABLE - This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.



EXIDE CORPORATION


By:  ___________________________

     Arthur R. Taylor

     9/18/98

By:  ___________________________

     James M. Diasio

     9/19/98

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EXHIBIT A



CHANGE OF CONTROL - For purposes of this Agreement, "Change of Control" means any of the following events:


(a) The acquisition by a person or group of persons acting in concert, of a beneficial ownership interest in the Corporation, resulting in the total beneficial ownership of such persons or group of persons equaling or exceeding 50% of the outstanding common stock of the Corporation; provided, however, that no such person or group of persons shall be deemed to beneficially own any common stock held by the Corporation or any of its subsidiaries or any employee benefit plan for any related trust) of the Corporation or its subsidiaries. The Change of Control shall be deemed to occur on the date of the beneficial ownership of the acquiring person or group of persons first equals or exceeds 50% of the outstanding common stock of the Corporation.

(b) A change, within any period of twenty-four (24) months or less, in the composition of the Board of Directors of the Corporation such that at the end of such period a majority of the directors who are then serving were not serving at the beginning of such period, unless at the end of such period the majority of the directors in office were nominated upon the recommendation of a majority of the board of Directors of the Corporation at the beginning of such period. The Change of Control shall be deemed to occur on the date the last director necessary to result in a Change of Control take office or resigns from office, as applicable.

(c) Approval by the stockholders of the Corporation of a merger, consolidation or other reorganization having substantially the same effect, or the sale of all or substantially all the consolidated assets of the Corporation in each case, with respect to which the persons or group of persons who were the respective beneficial owners of the common stock immediately prior to such event do not, following such event, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities of the Corporation resulting from such event, or the corporation purchasing or receiving assets pursuant to such event. The Change of Control shall be deemed on the date on which the transaction is approved by the Corporation's stockholders.

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